EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2015

ELK GROVE VILLAGE, Ill., July 23, 2015 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA),an electronic manufacturing services company,today reported revenues and earnings for the fiscal year ended April 30, 2015. Revenues increased to $230.2 million in fiscal year 2015 from $222.5 million in the prior fiscal year. Net income decreased to $903,412 in fiscal year 2015 compared to $2,918,691 in fiscal year 2014. Basic and diluted earnings per share for the fiscal year ended April 30, 2015 were each $0.22 compared to $0.74 and $0.72, respectively in fiscal year 2014.

For the fourth quarter of fiscal year 2015, revenues increased to $60 million compared to $55.6 million for the same quarter in the prior fiscal year. Basic and diluted earnings per share for the fiscal year 2015 fourth quarter were each $0.04 compared to basic and diluted earnings per share of $0.11 and $0.10, respectively for the same period of fiscal year 2014.

Commenting on SigmaTron's results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "I'm pleased to report that SigmaTron was profitable during the fourth quarter of fiscal year 2015, as well as for the entire fiscal year.  The profits for the fourth quarter and the year were both disappointing in comparison to the same periods in the prior fiscal year.  The results reflect the choppy economy we are dealing with both in the United States and globally.  As previously reported, the first quarter Gross Domestic Product (GDP) for the United States actually contracted, which we believe caused our customers to adjust their orders and requirements which negatively impacted our results.

"We saw modest revenue increases for fiscal year 2015 and for the fourth quarter when comparing to equivalent periods of fiscal year 2014.  The rescheduling of orders negatively impacted what we thought would be a much stronger quarter ending the fiscal year.

"On a positive note, new programs launched during the fourth quarter. The new programs are with existing customers that we have long-term relationships with and new customers that we are excited to be partnering with. We have also seen gains in markets that we have been actively pursuing. Hence, we are optimistic heading into fiscal year 2016 that much of our hard work during the past two fiscal years will begin to pay off in terms of increased revenues and income.

"With that said, margin pressures continue from both vendors and customers. However, we feel that we have done a good job of addressing those pressures from a manufacturing and supply chain perspective.

"Once again, at fiscal year-end, I take this opportunity to thank our customers, supply chain, our bank, Wells Fargo Bank N.A., our Board of Directors and, most importantly, our excellent SigmaTron team, that contributed to making fiscal 2015 a profitable and successful year."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended April 30, 2015	Three Months Ended April 30, 2014	Twelve Months Ended April 30, 2015	Twelve Months Ended April 30, 2014

Net sales	$60,053,552	$55,567,396	$230,237,161	$222,485,940

Cost of products sold	54,240,280	49,842,322	208,168,323	199,658,942

Gross profit	5,813,272	5,725,074	22,068,838	22,826,998

Selling and administrative expenses	5,162,382	4,779,662	19,431,637	19,200,514

Operating income	650,890	945,412	2,637,201	3,626,484

Other expense	247,372	220,556	932,740	841,660

Income from operations before income tax	403,518	724,856	1,704,461	2,784,824

Income tax expense (benefit)	227,425	302,077	801,049	(133,867)

Net income	$176,093	$422,779	$903,412	$2,918,691

Net income per common share - basic	$0.04	$0.11	$0.22	$0.74

Net income per common share - assuming dilution	$0.04	$0.10	$0.22	$0.72

Weighted average number of common equivalent shares outstanding - assuming dilution	4,117,600	4,107,570	4,116,424	4,074,487

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2015	April 30, 2014

Assets:

Current assets	$96,477,279	$83,170,480

Machinery and equipment-net	33,864,527	32,692,908

Intangibles	5,174,144	5,602,754
Goodwill	3,222,899	3,222,899
Other assets	1,319,901	790,390

Total assets	$140,058,750	$125,479,431

Liabilities and stockholders' equity:

Current liabilities	$43,408,586	$37,010,798

Long-term obligations	39,964,777	33,062,290

Stockholders' equity	56,685,387	55,406,343

Total liabilities and stockholders' equity	$140,058,750	$125,479,431
CONTACT: For Further Information Contact:
         SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095